Exhibit 99.1

August 2, 2011	Analyst Contact:	Dan Harrison
	Media Contact:	918-588-7950 Brad Borror 918-588-7582

ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

Net Income Rises More than 30 Percent in the Quarter;
Led by Significantly Higher ONEOK Partners Operating Results

TULSA, Okla. – Aug. 2, 2011 – ONEOK, Inc. (NYSE: OKE) today announced second-quarter 2011 earnings of 51 cents per diluted share, compared with 39 cents per diluted share for the same period last year.  Net income attributable to ONEOK was $55.1 million in the second quarter 2011, compared with $41.7 million for the same period in 2010.

Net income attributable to ONEOK for the six-month period ended June 30, 2011, was $185.3 million, or $1.71 per diluted share, compared with $196.3 million, or $1.82 per diluted share, for the same period last year.

ONEOK also updated its 2011 net income guidance to the range of $325 million to $345 million compared with the previous guidance of $325 million to $360 million.

“We continued to build on our solid first-quarter results and performed well in the second quarter,” said John W. Gibson, ONEOK chairman, president and chief executive officer.  “The ONEOK Partners segment turned in an exceptional quarter, increasing operating income by almost 40 percent, with its natural gas liquids business results almost doubling from the same period last year.”

“Our distribution segment delivered a solid quarter, while our energy services segment continues to face a challenging market,” Gibson said.

ONEOK’s second-quarter 2011 operating income was $216.9 million, compared with $178.7 million for the second quarter 2010.

Second-quarter 2011 operating income benefited from higher natural gas liquids (NGL) optimization, isomerization and exchange margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities; and higher NGL volumes gathered and fractionated, offset partially by

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

the deconsolidation of Overland Pass Pipeline in September 2010 in the natural gas liquids business in the ONEOK Partners segment.

These increases were offset by lower margins in the energy services segment due primarily to lower transportation margins, net of hedging activities, resulting from narrower realized natural gas price location differentials offset partially by increased storage and marketing margins, net of hedging activities; and increased operating costs and depreciation and amortization expense in the distribution segment.

Year-to-date 2011 operating income was $547.0 million, compared with $516.0 million for the same period last year.

The increase in year-to-date 2011 results was driven primarily by higher NGL optimization, isomerization and exchange margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities; and higher NGL volumes gathered and fractionated, offset partially by the deconsolidation of Overland Pass Pipeline in September 2010 in the natural gas liquids business in the ONEOK Partners segment.

These increases were offset by lower margins in the energy services segment due primarily to lower transportation margins, net of hedging activities, resulting from narrower realized natural gas price location differentials and lower storage and marketing margins, net of hedging activities.

Results in the distribution segment were lower as a result of higher operating costs and higher depreciation expense.

In addition, second-quarter 2011 operating costs were $225.7 million, compared with $203.6 million in the same period in 2010.  Operating costs for the six-month 2011 period were $449.3 million, compared with $406.9 million in the same period last year.  The increases for both the three- and six-month 2011 periods were due primarily to higher share-based compensation and other employee-benefit costs.

Share-based compensation costs primarily relate to the company’s employee stock award program that awards eligible employees with a share of company stock whenever the stock closes at a new one-dollar high.  Through June 30, 2011, the company awarded 19 shares of company stock to each employee at a cost of $8.9 million, which includes taxes paid on behalf of employees.

> View earnings tables

SECOND-QUARTER 2011 SUMMARY:

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

•	Operating income of $216.9 million, compared with $178.7 million in the second quarter 2010;
•	ONEOK Partners segment operating income of $202.0 million, compared with $146.0 million in the second quarter 2010;
•	Distribution segment operating income of $20.9 million, compared with $32.3 million in the second quarter 2010;
•	Energy services segment operating loss of $5.8 million, compared with operating income of $0.9 million in the second quarter 2010;
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ONEOK Partners increasing its 2011 to 2014 growth program to a range of approximately $2.7 billion to $3.3 billion by announcing in May investments of $910 million to $1.2 billion for additional NGL projects including:

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The construction of a new 570-plus-mile, 16-inch diameter NGL pipeline, the Sterling III Pipeline, with the initial capacity to transport 193,000 barrels per day (bpd) and the ability to expand to 250,000 bpd of either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast;

-	The reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport either unfractionated NGLs or NGL purity products; and
-	The construction of a new 75,000-bpd natural gas liquids fractionator, MB-2, at Mont Belvieu, Texas;
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The Oklahoma Corporation Commission approving Oklahoma Natural Gas Company’s annual performance-based rate filing with no modification of customer rates; and its application to implement an energy-efficiency program;

•	ONEOK repaying in April $400 million of senior notes with available cash and short-term borrowings;
•	ONEOK renewing in April its $1.2 billion, five-year revolving credit facility that expires in April 2016;
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Distributions declared from the company’s general partner interest in ONEOK Partners of $34.7 million for the second quarter 2011; distributions declared from the company’s limited partner interest in ONEOK Partners of $49.6 million;

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ONEOK announcing in May it entered into a $300 million accelerated share repurchase agreement with Barclays Capital. ONEOK received 3.7 million shares in May and expects to receive the remaining shares upon settlement of the repurchase agreement by November 2011;

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ONEOK Partners completing a two-for-one split of the partnership’s common units and Class B units on July 12, 2011, with the distribution of one unit for each unit outstanding.  As a result, ONEOK now owns 11,800,000 common units and 72,988,252 Class B units.  ONEOK Partners adjusted its minimum quarterly distribution and target distribution levels proportionately;

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ONEOK, on a stand-alone basis, ending the quarter with $526.6 million of commercial paper outstanding, $2.0 million in letters of credit, $45.4 million of cash and cash equivalents, $302.3 million of natural gas in storage, with $671.4 million available under its new credit facilities;

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

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ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $378.2 million for 2011, which exceeded capital expenditures and dividends of $225.0 million by $153.2 million;

•	Declaring a quarterly dividend of 56 cents per share payable on Aug. 12, 2011, to shareholders of record at the close of business Aug. 1, 2011, an increase of 8 percent from the previous quarter; and
•	John W. Gibson becoming chairman of ONEOK, replacing David L. Kyle, who retired as non-executive chairman in May.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ second-quarter 2011 operating income was $202.0 million, compared with $146.0 million in the same period last year.

The increase in second-quarter 2011 operating income, compared with the same period in 2010, reflects:

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A $64.6 million increase in the natural gas liquids business due to higher NGL optimization margins as a result of favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets;

•	A $7.3 million increase from higher NGL volumes gathered and fractionated, and contract renegotiations associated with exchange services activities in the natural gas liquids business;
•	A $7.1 million increase from higher net realized commodity prices in the natural gas gathering and processing business;
•	A $4.7 million increase due to favorable changes in contract terms in the natural gas gathering and processing business; and
•	A $4.0 million increase from higher isomerization margins in the natural gas liquids business.

These increases were offset partially by a $16.7 million decrease due to the September 2010 deconsolidation of Overland Pass Pipeline in the natural gas liquids business.

For the first six months 2011, the ONEOK Partners segment posted operating income of $379.6 million, compared with $266.1 million in the same period a year earlier.

Six-month 2011 results reflect a $118.2 million increase due to higher NGL optimization margins as a result of favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets and a $27.2 million increase from higher NGL volumes gathered and fractionated,

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

and contract renegotiations associated with storage and exchange services activities in the natural gas liquids business; and a $15.1 million increase from higher net realized commodity prices and a $8.8 million increase due to favorable changes in contract terms in the natural gas gathering and processing business.

These increases were offset partially by a $32.3 million decrease due to the September 2010 deconsolidation of Overland Pass Pipeline in the natural gas liquids business.

Second-quarter 2011 operating costs were $113.6 million, compared with $97.9 million in the second quarter 2010.  Six-month 2010 operating costs were $222.3 million, compared with $194.3 million in the same period a year earlier.  The increases for both the three- and six-month 2011 periods are due primarily to higher employee-related costs associated with incentive and benefit plans, which includes share-based compensation costs and higher property taxes.  These increases were offset partially by the deconsolidation of Overland Pass Pipeline, which is now accounted for under the equity method of accounting in ONEOK Partners’ natural gas liquids business.

Equity earnings from investments were $29.5 million in the second quarter 2011, compared with $20.7 million in the same period in 2010.  For the six-month 2011 period, equity earnings from investments were $61.6 million, compared with $41.8 million in the same period in 2010.  These increases were due primarily to higher contracted capacity on Northern Border Pipeline, in which the partnership owns 50 percent.  Additionally, ONEOK Partners’ 50-percent interest in Overland Pass Pipeline is now included in equity earnings from investments, effective September 2010.

Key Statistics: More detailed information is listed on page 18 of the tables.

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Natural gas gathered totaled 1,026 billion British thermal units per day (BBtu/d) in the second quarter 2011, down 6 percent compared with the same period last year due to continued production declines in the Powder River Basin in Wyoming, offset partially by increased drilling activity in the Williston Basin; and up 3 percent compared with the first quarter 2011;

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Natural gas processed totaled 682 BBtu/d in the second quarter 2011, down 1 percent compared with the same period last year due to natural production declines in western Oklahoma and Kansas, offset partially by increased drilling activity in the Williston Basin; and up 6 percent compared with the first quarter 2011;

•	The realized composite NGL net sales price was $1.09 per gallon in the second quarter 2011, up 21 percent compared with the same period last year; and unchanged compared with the first quarter 2011;
•	The realized condensate net sales price was $82.43 per barrel in the second quarter 2011, up 30 percent compared with the same period last year; and up 8 percent compared with the first quarter 2011;

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

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The realized residue gas net sales price was $5.77 per million British thermal units (MMBtu) in the second quarter 2011, up 7 percent compared with the same period last year; and down 5 percent compared with the first quarter 2011;

•	The realized gross processing spread was $8.38 per MMBtu in the second quarter 2011, up 141 percent compared with the same period last year; and up 1 percent compared with the first quarter 2011;
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Natural gas transportation capacity contracted totaled 5,295 thousand dekatherms per day in the second quarter 2011, down 4 percent compared with the same period last year due primarily to lower contracted capacity on Midwestern Gas Transmission resulting from narrower natural gas price location differentials; and down 6 percent compared with the first quarter 2011;

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Natural gas transportation capacity subscribed was 82 percent in the second quarter 2011 compared with 85 percent subscribed for the same period last year; and down from 87 percent in the first quarter 2011;

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The average natural gas price in the Mid-Continent region was $4.18 per MMBtu in the second quarter 2011, up 3 percent compared with the same period last year; and up 2 percent compared with the first quarter 2011;

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NGLs fractionated totaled 541 thousand barrels per day (MBbl/d) in the second quarter 2011, up 3 percent compared with the same period last year due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 11 percent compared with the first quarter 2011;

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NGLs transported on gathering lines totaled 432 MBbl/d in the second quarter 2011, up 15 percent compared with the same period last year, after adjusting for the September 2010 deconsolidation of Overland Pass, due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 9 percent compared with the first quarter 2011;

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NGLs transported on distribution lines totaled 462 MBbl/d in the second quarter 2011, down 4 percent compared with the same period last year due primarily to managing the transportation of NGL volumes across the system by placing additional unfractionated NGL volumes on the Arbuckle gathering pipeline to Mont Belvieu to capture additional margins from favorable NGL price differentials; and unchanged compared with the first quarter 2011; and

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The Conway-to-Mont Belvieu average price differential for ethane, based on Oil Price Information Service (OPIS) pricing, was 20 cents per gallon in the second quarter 2011, up 25 percent compared with the same period last year; and up 33 percent compared with the first quarter 2011.

Distribution

The distribution segment reported operating income of $20.9 million in the second quarter 2011, compared with $32.3 million in the second quarter 2010.

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

Second-quarter 2011 results reflect higher operating costs due primarily to $5.5 million in higher share-based compensation costs, $1.2 million in increased pension costs and $1.0 million in higher employee-benefit costs.

For the six months 2011, operating income was $125.7 million, compared with $146.1 million in the same period in 2010.

Six-month 2011 results decreased as a result of higher operating costs due primarily to $11.2 million in higher share-based compensation costs, $2.4 million in increased pension costs and $1.9 million in higher employee-benefit costs.

Net margin for both the three- and six-month 2011 periods were relatively unchanged compared with the same periods last year.

Depreciation and amortization expense was $34.5 million for the second quarter 2011, compared with $30.9 million for the same period in 2010.  For the six-month 2011 period, depreciation and amortization expense was $70.4 million, compared with $64.2 million in the same period of 2010.  These increases were due primarily to increased regulatory amortization expense associated with previously deferred costs that were approved for recovery in the segment’s revenues; and higher depreciation expense associated with the investment in automated meter-reading in Oklahoma during 2010.

Key Statistics: More detailed information is listed on page 18 of the tables.

•	Residential natural gas sales totaled 12.3 billion cubic feet (Bcf) in the second quarter 2011, relatively unchanged compared with the same period last year;
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Total natural gas volumes sold were 17.4 Bcf in the second quarter 2011, down 15 percent compared with the same period last year due to lower wholesale volumes, which had minimal impact on margins; and

•	Total natural gas volumes delivered were 63.8 Bcf in the second quarter 2011, down 7 percent compared with the same period last year.

Energy Services

The energy services segment reported a second-quarter 2011 operating loss of $5.8 million, compared with operating income of $0.9 million in the same period in 2010.

Second-quarter results reflect a $19.3 million decrease in natural gas transportation margins, net of hedging, due primarily to narrower realized natural gas price location differentials resulting from lower hedge settlements in 2011; and a $1.5 million decrease in financial trading margins compared with the same period last year.  These decreases were offset

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

by a $12.5 million increase in storage and marketing margins, net of hedging activities, compared with the same period last year.

Operating income for the six-month 2011 period was $42.0 million, compared with operating income of $104.0 million in the same period in 2010.

Six-month 2011 results, compared with the same period last year, reflect:

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A $34.3 million decrease in natural gas transportation margins, net of hedging, due primarily to narrower realized natural gas price location differentials resulting from lower hedge settlements in 2011;

•	A $19.1 million decrease in storage and marketing margins due primarily to lower realized seasonal natural gas storage price differentials, net of hedging;
•	A $6.4 million decrease in premium-services margins associated with lower demand fees; and
•	A $3.1 million decrease in financial trading margins compared with the same period last year.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$39.4	$51.6	$136.7	$215.0
Storage and transportation costs	39.6	45.3	81.4	100.0
Marketing, storage and transportation, net	(0.2)	6.3	55.3	115.0
Financial trading, net	(0.2)	1.3	0.2	3.3
Net margin	$(0.4)	$7.6	$55.5	$118.3

Key Statistics: More detailed information is listed on page 18 of the tables.

•	Total natural gas in storage at June 30, 2011, was 43.3 Bcf, compared with 50.4 Bcf a year earlier; at Aug. 1, 2011, total natural gas in storage was approximately 42.4 Bcf;
•	Total natural gas storage capacity under lease at June 30, 2011, was 72.6 Bcf, compared with 74.6 Bcf a year earlier; at Aug. 1, 2011, natural gas storage capacity under lease was 74.1 Bcf; and
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Total natural gas transportation capacity under lease at June 30, 2011, was 1.2 billion cubic feet per day (Bcf/d), of which 1.2 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.4 Bcf/d of total capacity and 1.3 Bcf/d of long-term capacity a year earlier; at Aug. 1, 2011, total long-term natural gas transportation capacity under lease was 1.2 Bcf/d.

2011 EARNINGS GUIDANCE UPDATED

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK’s 2011 net income is expected to be in the range of $325 million to $345 million, compared with its previously announced range of $325 million to $360 million that was provided on Jan. 18, 2011.  The updated guidance reflects higher expected earnings in the ONEOK Partners segment, offset partially by lower earnings in the distribution and energy services segments. Additional information is available in the guidance tables on the ONEOK website.

The midpoint for ONEOK’s 2011 operating income guidance increased to $1,012 million, compared with its previous guidance midpoint of $977 million. The midpoint for ONEOK’s 2011 net income guidance is $335 million, compared with its previous guidance of $343 million.

The midpoint of the ONEOK Partners segment’s 2011 operating income guidance has been updated to $752 million, compared with its previous guidance of $656 million. The updated 2011 guidance reflects higher expected earnings in the natural gas liquids business.

The midpoint of the distribution segment’s 2011 operating income guidance has been updated to $218 million, compared with its previous guidance of $231 million, reflecting higher operating costs, primarily share-based compensation costs incurred in the first six months of 2011.

The midpoint of the energy services segment’s 2011 operating income guidance has been updated to $42 million, compared with its previous guidance of $91 million. Updated 2011 guidance primarily reflects lower transportation margins, net of hedging activities. Additional information on the energy services segment’s revised guidance is available in the guidance tables on the ONEOK website.

The midpoint for equity earnings from investments guidance increased to $123 million, compared with previous guidance of $106 million. This increase reflects higher anticipated earnings from Northern Border Pipeline and Overland Pass Pipeline, in which ONEOK Partners owns a 50-percent interest in each.

The increase in Northern Border Pipeline equity earnings is due to wider natural gas price location differentials between the markets it serves. The increase in Overland Pass Pipeline equity earnings is due to lower interest expense as the result of financing the Overland Pass Pipeline at the partnership level versus the joint-venture level that was assumed in the initial 2011 financial guidance.

Capital expenditures for 2011 are expected to be approximately $1.55 billion, comprised of approximately $1.3 billion at ONEOK Partners and $258 million on a stand-alone basis.

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

On a stand-alone basis, the midpoint of ONEOK’s 2011 guidance for cash flow before changes in working capital has been updated to $680 million, compared with its previous guidance of $727 million. Cash flow before changes in working capital is expected to exceed capital expenditures and dividends by $180 million to $210 million. Additional information is available in the guidance tables on the ONEOK website.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, August 3, 2011, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 866-206-6509, pass code 1541976, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1541976.

LINK TO EARNINGS TABLES:

http://www.oneok.com/Investor/FinancialInformation/~/media/ONEOK/EarningsTables/OKE_Q2_2011_Earnings_Hd58Pj1.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, net of the change in taxes receivable, and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;
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competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

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the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

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the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
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the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

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our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
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the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
            - future demand for and prices of natural gas and NGLs;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas; and
- availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
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our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

•	the impact of uncontracted capacity in our assets being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010
	(Thousands of dollars, except per share amounts)

Revenues	$3,514,476	$2,807,131	$7,381,364	$6,731,098
Cost of sales and fuel	2,992,828	2,349,054	6,226,167	5,653,701
Net margin	521,648	458,077	1,155,197	1,077,397
Operating expenses
Operations and maintenance	199,797	178,478	394,403	358,750
Depreciation and amortization	78,824	75,510	158,215	153,367
General taxes	25,898	25,103	54,904	48,176
Total operating expenses	304,519	279,091	607,522	560,293
Loss on sale of assets	(212)	(273)	(722)	(1,058)
Operating income	216,917	178,713	546,953	516,046
Equity earnings from investments	29,544	20,676	61,636	41,792
Allowance for equity funds used during construction	400	235	866	482
Other income	341	711	3,710	3,620
Other expense	(773)	(7,552)	(3,060)	(8,606)
Interest expense	(75,498)	(75,361)	(154,847)	(151,881)
Income before income taxes	170,931	117,422	455,258	401,453
Income taxes	(36,165)	(31,048)	(121,146)	(128,359)
Net income	134,766	86,374	334,112	273,094
Less: Net income attributable to noncontrolling interests	79,624	44,650	148,840	76,831
Net income attributable to ONEOK	$55,142	$41,724	$185,272	$196,263

Earnings per share of common stock
Net earnings per share, basic	$0.52	$0.39	$1.74	$1.85
Net earnings per share, diluted	$0.51	$0.39	$1.71	$1.82

Average shares of common stock (thousands)
Basic	105,337	106,356	106,179	106,244
Diluted	108,030	107,838	108,605	107,624

Dividends declared per share of common stock	$0.52	$0.44	$1.04	$0.88

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2011	2010
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$477,573	$31,034
Accounts receivable, net	1,125,338	1,332,726
Gas and natural gas liquids in storage	574,173	708,933
Commodity imbalances	131,876	94,854
Energy marketing and risk management assets	58,761	61,940
Other current assets	161,540	149,558
Total current assets	2,529,261	2,379,045

Property, plant and equipment
Property, plant and equipment	10,350,552	9,854,485
Accumulated depreciation and amortization	2,637,978	2,541,302
Net property, plant and equipment	7,712,574	7,313,183

Investments and other assets
Goodwill and intangible assets	1,020,865	1,022,894
Energy marketing and risk management assets	7,528	1,921
Investments in unconsolidated affiliates	1,177,219	1,188,124
Other assets	588,886	594,008
Total investments and other assets	2,794,498	2,806,947
Total assets	$13,036,333	$12,499,175

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2011	2010
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$368,248	$643,236
Notes payable	526,633	556,855
Accounts payable	1,194,103	1,215,468
Commodity imbalances	313,064	288,494
Energy marketing and risk management liabilities	45,704	22,800
Other current liabilities	392,865	424,259
Total current liabilities	2,840,617	3,151,112

Long-term debt, excluding current maturities	4,622,616	3,686,542

Deferred credits and other liabilities
Deferred income taxes	1,288,438	1,171,997
Energy marketing and risk management liabilities	2,406	2,221
Other deferred credits	584,552	566,462
Total deferred credits and other liabilities	1,875,396	1,740,680

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,891,704 shares and outstanding
103,526,104 shares at June 30, 2011; issued 122,815,636 shares and
outstanding 106,815,582 shares at December 31, 2010	1,229	1,228
Paid-in capital	1,396,042	1,392,671
Accumulated other comprehensive loss	(131,266)	(108,802)
Retained earnings	1,900,716	1,826,800
Treasury stock, at cost: 19,365,600 shares at June 30, 2011 and
16,000,054 shares at December 31, 2010	(949,632)	(663,274)
Total ONEOK shareholders' equity	2,217,089	2,448,623

Noncontrolling interests in consolidated subsidiaries	1,480,615	1,472,218

Total equity	3,697,704	3,920,841
Total liabilities and equity	$13,036,333	$12,499,175

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2011	2010
	(Thousands of dollars)
Operating Activities
Net income	$334,112	$273,094
Depreciation and amortization	158,215	153,367
Allowance for equity funds used during construction	(866)	(482)
Loss on sale of assets	722	1,058
Equity earnings from investments	(61,636)	(41,792)
Distributions received from unconsolidated affiliates	55,302	39,034
Deferred income taxes	108,504	42,794
Share-based compensation expense	29,615	10,205
Other	(1,013)	3,416
Changes in assets and liabilities:
Accounts receivable	209,112	531,537
Gas and natural gas liquids in storage	134,760	1,618
Accounts payable	(20,199)	(407,513)
Commodity imbalances, net	(12,452)	(74,278)
Unrecovered purchased gas costs	(596)	89,026
Energy marketing and risk management assets and liabilities	(4,437)	64,050
Fair value of firm commitments	(8,323)	(68,968)
Other assets and liabilities	(45,221)	(25,039)
Cash provided by operating activities	875,599	591,127

Investing Activities
Capital expenditures (less allowance for equity funds used during construction)	(523,772)	(179,704)
Distributions received from unconsolidated affiliates	15,750	10,610
Contributions to unconsolidated affiliates	(1,655)	(1,162)
Proceeds from sale of assets	788	371
Cash used in investing activities	(508,889)	(169,885)

Financing Activities
Borrowing (repayment) of notes payable, net	(30,222)	(201,870)
Issuance of debt, net of discounts	1,295,450	-
Long-term debt financing costs	(10,986)	-
Payment of debt	(631,316)	(256,543)
Repurchase of common stock	(300,105)	(5)
Issuance of common stock	4,920	7,884
Issuance of common units, net of discounts	-	322,704
Dividends paid	(111,356)	(93,472)
Distributions to noncontrolling interests	(136,556)	(126,088)
Cash provided by (used in) financing activities	79,829	(347,390)
Change in cash and cash equivalents	446,539	73,852
Cash and cash equivalents at beginning of period	31,034	29,399
Cash and cash equivalents at end of period	$477,573	$103,251

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$359.5	$288.2	$689.1	$549.3
Operating costs	$113.6	$97.9	$222.3	$194.3
Depreciation and amortization	$43.7	$44.0	$86.4	$87.9
Operating income	$202.0	$146.0	$379.6	$266.1
Capital expenditures	$265.3	$62.9	$410.2	$98.7
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,026	1,088	1,009	1,090
Natural gas processed (BBtu/d)	682	690	661	677
Residue gas sales (BBtu/d)	300	290	287	283
Realized composite NGL net sales price ($/gallon) (b)	$1.09	$0.90	$1.09	$0.94
Realized condensate net sales price ($/Bbl) (b)	$82.43	$63.45	$79.35	$62.92
Realized residue gas net sales price ($/MMBtu) (b)	$5.77	$5.37	$5.95	$5.33
Realized gross processing spread ($/MMBtu) (b)	$8.38	$3.48	$8.36	$3.70
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d) (c)	5,295	5,494	5,466	5,699
Transportation capacity subscribed	82%	85%	84%	88%
Average natural gas price
Mid-Continent region ($/MMBtu)	$4.18	$4.07	$4.14	$4.55
Natural gas liquids business (a)
NGL sales (MBbl/d)	482	449	480	438
NGLs fractionated (MBbl/d) (d)	541	524	518	508
NGLs transported-gathering lines (MBbl/d) (e)	432	480	415	460
NGLs transported-distribution lines (MBbl/d)	462	482	462	475
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.20	$0.16	$0.17	$0.12
(a) - For consolidated entities only.
(b) - Presented net of the impact of hedging activities and includes equity volumes only.
(c) - Unit of measure converted from MMcf/d in the third quarter of 2010. Prior period has been recast to reflect this change.
(d) - Includes volumes fractionated from company-owned and third-party facilities.
(e) - 2010 volume information includes 103 MBbl/d and 100 MBbl/d for the three and six months ended June 30, 2010, respectively, related to Overland Pass Pipeline Company which is accounted for under the equity method in 2011.

Distribution
Net margin	$162.0	$161.5	$409.4	$408.3
Operating costs	$106.6	$98.3	$213.3	$198.0
Depreciation and amortization	$34.5	$30.9	$70.4	$64.2
Operating income	$20.9	$32.3	$125.7	$146.1
Capital expenditures	$61.9	$46.9	$109.0	$78.3
Natural gas volumes (Bcf)
Natural gas sales	17.4	20.3	93.0	101.9
Transportation	46.4	48.2	108.9	110.3
Natural gas margins
Net margin on natural gas sales	$133.3	$132.5	$341.1	$340.5
Transportation margin	$19.0	$18.5	$48.0	$48.1

Energy Services
Net margin	$(0.4)	$7.6	$55.5	$118.3
Operating costs	$5.3	$6.5	$13.3	$14.0
Depreciation and amortization	$0.1	$0.2	$0.2	$0.3
Operating income	$(5.8)	$0.9	$42.0	$104.0
Natural gas marketed (Bcf)	192	201	452	468
Natural gas gross margin ($/Mcf)	$-	$0.04	$0.13	$0.26
Physically settled volumes (Bcf)	405	435	899	944
  -more-

ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$202	$-	$202
Distribution	21	-	-	21
Energy Services	(6)	-	-	(6)
Other	-	-	-	-
Operating income	15	202	-	217
Equity in earnings of ONEOK Partners	91	-	(91)	-
Other income (expense)	-	30	-	30
Interest expense	(18)	(58)	-	(76)
Income taxes	(33)	(3)	-	(36)
Net income	55	171	(91)	135
Less: Net income attributable to noncontrolling interests	-	-	80	80
Net income attributable to ONEOK	$55	$171	$(171)	$55

	Six Months Ended June 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$380	$-	$380
Distribution	126	-	-	126
Energy Services	42	-	-	42
Other	(1)	-	-	(1)
Operating income	167	380	-	547
Equity in earnings of ONEOK Partners	173	-	(173)	-
Other income (expense)	(1)	64	-	63
Interest expense	(40)	(115)	-	(155)
Income taxes	(114)	(7)	-	(121)
Net income	185	322	(173)	334
Less: Net income attributable to noncontrolling interests	-	-	149	149
Net income attributable to ONEOK	$185	$322	$(322)	$185

-more-

ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$146	$-	$146
Distribution	32	-	-	32
Energy Services	1	-	-	1
Other	-	-	-	-
Operating income	33	146	-	179
Equity in earnings of ONEOK Partners	60	-	(60)	-
Other income (expense)	(3)	17	-	14
Interest expense	(22)	(53)	-	(75)
Income taxes	(26)	(5)	-	(31)
Net income	42	105	(60)	87
Less: Net income attributable to noncontrolling interests	-	-	45	45
Net income attributable to ONEOK	$42	$105	$(105)	$42

	Six Months Ended June 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$266	$-	$266
Distribution	146	-	-	146
Energy Services	104	-	-	104
Other	-	-	-	-
Operating income	250	266	-	516
Equity in earnings of ONEOK Partners	112	-	(112)	-
Other income (expense)	(3)	40	-	37
Interest expense	(45)	(107)	-	(152)
Income taxes	(118)	(10)	-	(128)
Net income	196	189	(112)	273
Less: Net income attributable to noncontrolling interests	-	-	77	77
Net income attributable to ONEOK	$196	$189	$(189)	$196

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Six Months Ended
(Unaudited)	June 30, 2011
(Millions of dollars)
Net income	$334.1
Net income attributable to noncontrolling interests	(148.8)
Equity in earnings of ONEOK Partners	(173.5)
Distributions received from ONEOK Partners	161.3
Depreciation and amortization	71.8
Deferred income taxes, net of taxes receivable	104.7
Other	28.6
Cash flow, before changes in working capital	$378.2

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2011	2011
	Guidance	Guidance	Change
(Millions of dollars)

Operating income
ONEOK Partners	$752	$656	$96
Distribution	218	231	(13)
Energy Services	42	91	(49)
Other	-	(1)	1
Operating income	1,012	977	35
Equity earnings from investments	123	106	17
Other income (expense)	7	16	(9)
Interest expense	(293)	(290)	(3)
Income before income taxes	849	809	40
Income taxes	(221)	(226)	5
Net income	628	583	45
Less: Net income attributable to noncontrolling interests	293	240	53
Net income attributable to ONEOK	$335	$343	$(8)

Capital expenditures
ONEOK Partners	$1,292	$1,116	$176
Distribution	238	224	14
Other	20	22	(2)
Total capital expenditures	$1,550	$1,362	$188

*Amounts shown are midpoints of ranges provided.

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2011	2011
	Guidance	Guidance	Change
(Thousands of dollars, except per MMBtu amounts )

Energy Services Financial Profile
Premium service fees	$56,400	$59,500	$(3,100)
Year-end storage capacity (Bcf)	75.6	74.9	0.7
**Assumed winter/summer spread – NYMEX ($/MMBtu)	$1.23	$1.48	$(0.25)
Storage costs (lease, variable, hedging and other) ($/MMBtu)	$1.17	$1.19	$0.02
Net storage margin ($/MMBtu)	$0.06	$0.29	$(0.23)
Net storage margin	$4,300	$21,500	$(17,200)
Long-term transportation capacity (MMBtu/d)	1,135	1,084	51
Transportation gross revenue ($/MMBtu)	$0.15	$0.31	$(0.16)
Transportation costs ($/MMBtu)	$0.19	$0.25	$0.06
Transportation net margin ($/MMBtu)	$(0.04)	$0.06	$(0.10)
Net transportation margin	$(18,300)	$23,200	$(41,500)
Optimization	$27,000	$19,800	$7,200
Financial trading	$600	$-	$600
Wholesale margin – subtotal	$70,000	$124,000	$(54,000)
Wholesale general and administrative expense	$28,000	$33,000	$5,000
Total Operating Income	$42,000	$91,000	$(49,000)

*Amounts shown are midpoints of ranges provided.
**Includes the winter/summer spread, capacity management and optimization.

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ONEOK Announces Higher Second-quarter 2011 Financial Results;
Updates 2011 Earnings Guidance

August 2, 2011

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2011	2011
	Guidance	Guidance	Change
(Millions of dollars)

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital
Net income attributable to ONEOK	$335	$343	$(8)
Depreciation and amortization	134	134	-
Equity earnings from investments	(352)	(306)	(46)
Distributions received from unconsolidated affiliates	333	328	5
Deferred income taxes	200	200	-
Other	30	28	2
Cash flow, before changes in working capital	$680	$727	$(47)

*Amounts shown are midpoints of ranges provided.